99.2     Transcript of conference call.

RadNet, Inc.

First Quarter 2014 Financial Results Conference Call

May 9, 2014

Operator:     Good day, and welcome to the RadNet, Inc. First Quarter 2014 Financial Results Conference Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. You may begin.

Mark Stolper:     Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's first quarter 2014 financial results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operation as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on management's current preliminary expectations and are subject to risks and uncertainties, which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties, include those risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's annual report on Form 10-K for the year ended December 31st, 2013, and RadNet's quarterly report on Form 10-Q to be filed shortly.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that, I'd like to turn the call over to Dr. Berger, President and Chief Executive Officer of RadNet.

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Dr. Howard Berger:     Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today's call, Mark and I plan to provide you with highlights from our first quarter 2014 results, give you more insight into factors which affected the performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions.

I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

I am very pleased with the performance of our business in the first quarter, especially in light of the headwinds we faced. As many of you already are aware, particularly those of you who reside on the East Coast, the first quarter was impacted with extraordinarily severe winter weather conditions, which caused disruption to most every business that operates on the East Coast. Our business was no exception.

In addition to bad weather, our headwinds included the previously estimated $22 million of 2014 Medicare cuts, which became effective January 1st of this year. We estimate that the two factors together, bad weather and Medicare cuts, negatively impacted our quarter by $8 million to $10 million in revenue and $5 million to $7 million in EBITDA.

Despite these impacts, the strength of our business show through. What really stood out is the impact and effectiveness of our previously announced $30 million cost saving initiatives. Our aggressive approach to identify and execute cost reduction opportunities began towards the end of last year. During this first quarter, the aggregate of the cost reductions we achieved fully mitigated not only the impact of the Medicare cuts, but also that of the bad weather.

On slightly lower revenue as compared to last year's first quarter, we drove an 8.2% increase in our EBITDA and we increased our EBITDA margin by 160 basis points. I am proud of my management team for executing our plan with great urgency and effectiveness.

In addition, we have identified an additional over $10 million of cost saving measures from other items such as revenue cycle management, billing and collecting operations, equipment and service contracts and certain other corporate consolidation opportunities.

We will be executing on these items also over the next 12 months, which we believe are benefits primarily resulting from our size and breadth of capabilities. Our scale and operating acumen have allowed us to thrive, where most other industry players have suffered.

We have endeavored to become the most cost-efficient, high-quality provider in all lead markets in which we operate. Our scale allows us to make long-term investments, which ultimately benefit our cost structure and affords us to leverage with operating partners and vendors necessary for our continued success.

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It should also be noted that our revenue decrease was only about $4 million as compared to last year's first quarter. This is a significant accomplished as we faced a revenue impact of $8 million to $10 million in the quarter from the severe weather and Medicare cuts. We achieved this in part because of very strong procedural volume from our operations outside of the Northeast and specifically from our California centers.

On a same-center revenue basis, our West Coast operations increased 4.2% from last year's first quarter. The strong procedural volumes we experienced on the West Coast were partly the result of the more than 1.4 million additional patients, who entered the California healthcare delivery system under the Affordable Care Act. These enrollees secured healthcare insurance under both privately managed and public healthcare exchanges.

Our multi-modality approach appears to be wide. We may be disproportionately benefiting from these new patients, as we have noted much of their imaging needs are the more routine imaging procedures, such as x-ray, mammography and ultrasound. Our substantial investment and install base of routine imaging capabilities is a hallmark of the RadNet networks.

We are pleased that the strong patient volumes have continued into April and now at the beginning of May. Also encouraging is that it appears this trend is now beginning to occur in our eastern operations as well. Many of the incremental patients we are servicing are enrolled in plans offered by some of our larger traditional private payors, such as the regional Blue Cross and Blue Shield entities.

Other exchange patients have signed up for insurance to manage Medicaid administrators in the various states in which we operate. Patients had until March 31st of this year to select their plans. As a result, we may not have yet provided services to many of these who have enrolled towards the end of this enrollment period. The strong volumes that we began to experience in March and which have continued in April and through early May, give me encouragement and confidence about the remainder of 2014.

As a result, we have adjusted upwards several of our 2014 guidance ranges to reflect a stronger than anticipated first quarter, improved volumes that continue to experience subsequent in the first quarter and interest expense savings we will achieve as a result of our recent refinancing transaction. Mark will detail these adjustments to our 2014 guidance in his presentation on this call.

With respect to the next 12 months, we will focus on repaying debt and maximizing our free cash flow. From April 1st of this year through March 31st, 2015, we will repay over $26 million of our first lien term loan and capital lease debt, representing approximately $0.65 per share of debt repayment.

In addition, we estimate our capital expenditures will reduce to $25 million to $35 million over the same 12-month period. Furthermore, we expect to achieve a substantial portion of the $10 million of additional cost savings that I recently discussed. During this 12-month period, growth should come mainly from driving more patient volume through existing centers, additional capitation contracts and more joint venture relationships with hospitals and health systems.

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On the capitation front, we are involved in several discussions about new capitation arrangements with medical groups on the West Coast. Activity in this area has accelerated and we continue to believe the risk taking and risk managing model is a paradigm for the future under healthcare reform.

If managed properly, we believe this model will be effective in controlling and managing healthcare costs. We believe the day when payors and primary care providers in core markets outside of California become more serious about establishing capitation arrangements for imaging is not far away.

During the quarter, we announced a new relationship with the Kennedy Health System in New Jersey, whereby we established a multi-faceted agreement to provide radiology services within the Southern New Jersey marketplace. The agreement, which went into effect May 1st, will achieve several objectives.

RadNet through its Imaging On Call subsidiary will provide professional radiology services at Kennedy's three hospitals as well as its Outpatient Medical Imaging Center in Washington Township, New Jersey. In addition, a joint venture has been established to create a medical imaging network to provide services to the communities of Southern New Jersey.

RadNet will also provide Kennedy's in-patient and out-patient radiology departments with management services that focus on reducing costs, improving operational efficiencies, assisting in the selection of appropriate radiology equipment and other functions such as information technology, marketing, utilization review, billing and collecting, transcription, medical records management, equipment maintenance, purchasing and insurance. RadNet will, with Kennedy, participate in any savings that are achieved.

We are also working more closely with private payors, who are interested in directing their patient to more cost-effective, non-hospital imaging settings. Many payors have become frustrated with the cost they are paying for imaging services within hospitals, which are routinely completed on an outpatient basis for a fraction of the cost in the private outpatient setting.

We are having conversations with these payors about RadNet becoming a preferred or creating an exclusive network for outpatient imaging service in many of our regions. In some cases, we are working with payors on planned design that would provide financial incentives, including lower co-payments to provide these incentives for patients to seek the lower cost freestanding imaging centers for their diagnostic needs.

On the information technology front, we are continuing our implementation of the eRAD RIS and PACS software products. We expect by this time next year all RadNet and RadNet-managed joint ventures will be running on a single eRAD platform for both the RIS and PACS.

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A collateral benefit of rolling out these solutions is that we have become eligible for Meaningful Use in centers, which is part of the centers for Medicare and Medicaid services push for providers to adopt electronic health record capabilities.

During this first quarter we recognized approximately $1.8 million of Meaningful Use government incentives. Based upon both the recent and remaining implementation schedules, we expect to receive up to an additional $6 million over the next three years from these Meaningful Use incentives.

Although tuck-in acquisitions will remain part of our strategy, we do not anticipate at this time deploying significant capital to affect these transactions in the coming months. We will be disciplined around the types of assets we will pursue and the prices we pay.

We will continue to make small acquisitions at multiples at no more than three to four times EBITDA or perhaps even just add asset cost for distressed centers. Targets will for the most part be multimodality centers and will be located in our core markets.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2014 performance. When he is finished, I will make some closing remarks.

Mark Stolper:     Thank you, Howard. I am now going to briefly review our first quarter 2014 performance, and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our first quarter performance. Lastly, I will update 2014 financial guidance levels.

In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure. The Company defines adjusted EBITDA, as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-equity compensation.

Adjusted EBITDA includes equity earnings and unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time items taking place during the period. A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I'd now like to review our first quarter 2014 results.

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For the three months ended March 31st, 2014, RadNet reported revenue and adjusted EBITDA of $168.9 million and $27.7 million, respectively. Revenue decreased $4.1 million or 2.4% over the prior year same quarter and adjusted EBITDA increased $2.1 million or 8.2% over the prior year same quarter.

For the first quarter of 2014 as compared to the prior year's first quarter, MRI volume decreased 0.7%, CT volume was flat—CT volume decreased 2.7%, and overall volume taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, decreased 0.4% over the prior year's first quarter.

In the first quarter of 2014, we performed 1,115,847 total procedures. The procedures were consistent with our multimodality approach, whereby 77.7% of all the work we did by volume was from routine imaging.

Our procedures in the first quarter of 2014 were as follows: 143,058 MRIs as compared with 144,034 MRIs in the first quarter of 2013; 99,642 CTs as compared with 99,623 CTs in the first quarter of 2013; 5,748 PET/CTs as compared with 5,909 PET/CTs in the first quarter of 2013; and 867,399 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams as compared with 870,982 of all these exams in the first quarter of 2013.

Net loss for the first quarter of 2014, excluding the tax adjusted loss from the extinguishment of debt was $1.1 million or negative $0.03 per share compared to a net loss of $1.3 million or negative $0.03 per share reported for the three months period ended March 31st, 2013, based upon a weighted average number of shares outstanding of 40 million and 39.3 million for these periods in 2014 and 2013, respectively.

Affecting net loss in the first quarter of 2014 were certain non-cash expenses and non-recurring items including the following: $1 million of non-cash employee stock compensation expense resulting from the vesting of certain options, restricted stock and warrants; $481,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $246,000 loss on the sale of certain capital equipment; $1.8 million of combined non-cash amortization and write-off of deferred financing expense and discount on issuance and refinance of debt related to financing fees paid as part of our existing credit facilities; and $15.5 million loss on the extinguishment of debt related to the Company's March 25th, 2014, refinancing of its senior unsecured notes with a new second lien term loan.

With regards to some specific income statement accounts, overall GAAP interest expense for the first quarter of 2014 was $11.8 million. This compares with GAAP interest expense in the first quarter of 2013 of $12.1 million.

For the first quarter of 2014, bad debt expense was 4.3% of our service fee revenue net of contractual allowances and discounts, as compared with 4.2% for the first quarter of 2013.

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With respect to our capital structure, on March 25th, 2014, we completed an amendment of and $30 million increase to our existing senior secured first lien credit facility and entered into a new senior secured $180 million second lien term loan facility. Proceeds from the increase to our first lien term loan and our new second lien term loan were used to refinance and repay our then existing $200 million in aggregate principal amount of 10 3/8% senior notes due 2018.

Our refinancing will result in lower cash interest obligations of approximately $5.1 million per year. Additionally, the refinancing provides us with more operating flexibility and lengthens the maturity of our most junior debt capital. Giving effect to this refinancing, we now face no near-term maturities. Our first lien term loan matures in 2018 and our new second lien term loan matures in 2021. This allows our management team to focus on operating our business and driving strategic initiatives.

At March 31st, 2014, after giving effect to bond and term loan discounts, we had $624.5 million of net debt, which is total debt less our cash balance, and we were drawn $18.1 million on our revolving $101.25 million line of credit. Because we made a tender offer for our senior unsecured notes, which was not complete as of the end of the quarter, our balance sheet reflected approximately $6.5 million of remaining balance of senior unsecured notes, which was later redeemed in April.

Since December 31st, 2013, accounts receivable increased approximately $7 million, while our net days sales outstanding or DSOs was 59 days, an increase of two days from yearend 2013. This is a result of the normal delay in payments we see at the beginning of each year, resulting from the resetting of patient deductibles as well as certain delays we experienced from system conversions.

Our accounts payable and accrued expenses decreased $15.9 million to $90.5 million at March 31st, 2014 compared to yearend 2013. During the quarter, we repaid $1.9 million of notes and leases payable, had cash capital expenditures net of asset dispositions of $17 million. Total expenditures were $29.6 million, which include $12.6 million of capital lease debt we took on as a result of purchasing equipment that was already deployed in our facilities, which we were renting on operating leases.

At this time, I'd like to update our 2014 guidance levels, which we released in conjunction with our fourth quarter and yearend 2013 results.

For revenue, our guidance range is unchanged from $700 million to $730 million. For adjusted EBITDA, we adjusted upwards our guidance range by $2 million, both at the low-end and the high-end, so our new guidance range is $112 million to $122 million for the year. Our capital expenditures guidance remains unchanged at $40 million to $45 million.

We have lowered our cash interest expense guidance by $4 million, both at the low-end and the high-end of our guidance range. So our new guidance range for interest expense is between $34 million and $38 million, which reflects the interest expense—the decrease related to our refinancing transaction this quarter.

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And our free cash flow guidance, we have increased by $4 million, both at the low-end and the high-end of our guidance range, which reflects both the lower interest expense on our second lien term loan as well as the increase in our adjusted EBITDA for the 2014 period.

I would now like to turn the call back over to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:     Thank you, Mark. The healthcare landscape continues to evolve and it is more dynamic than ever before. The rules of the game are fluid and providers must be proactive about their positioning, so as to remain relevant in this quickly changing landscape.

I continue to think that we've been forward thinking about our business, which will position us as a continued leader in our industry well into the future. Our geographic density and multimodality approach makes us an attractive choice for a variety of partnerships and payor/provider relationships.

We have built an imaging business with the breadth of capabilities, which include expertise and outpatient freestanding centers, professional staffing to hospitals, willingness to assume and manage utilization risk and ability to offer a portfolio of information technology solutions to manage most aspects of the imaging value chain.

There is nobody else in our industry that can do all we can do. The breadth of capabilities combined with a committed, knowledgeable and experienced management team places RadNet at the forefront of participants in the quickly evolving healthcare delivery system.

Today, we are more excited about the opportunities that RadNet is pursuing than ever before in our history. Our unique position gives me great encouragement about the future of RadNet and our role in a changing healthcare system.

Operator, we are now ready for the question-and-answer portion of the call.

Operator:     Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you're using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that's star, one to ask a question. We'll pause just for a moment to allow everyone an opportunity to signal.

And we'll take our first question from Brian Tanquilut with Jefferies. Please go ahead.

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Brian Tanquilut:     Hey, good morning guys and congratulations. Howard, guess the first question from me is you guys talked about how volumes did pretty well in California or in your West Coast operations. So just wanted to see if you can give us more detail in terms of healthcare reform benefits there? I think California is one of the better states for reform. And also, if you can just give us a little more description into who the patients are that you're seeing that are driving the volumes higher?

Mark Stolper:     Good morning Brian. Thank you. Yes, we are very pleased with the adoption of the patient enrollment here in California and I believe what we'll see in other areas, but particularly in California, we have seen an inordinate increase at most of our centers but particularly here in Southern California, with people enrolling very rapidly, as Mark pointed out, and we talked about 1.4 million people have now enrolled into the healthcare exchanges and other programs.

What's perhaps a little bit more unique in California is that the preponderance of these enrollees are younger people who have not previously had insurance. And when they enroll in these new exchanges, they are generally not sick people that are looking for healthcare coverage. They just have found an affordable way to access the healthcare delivery system. And as such they are more prone to getting the routine imaging procedures like ultrasound, X-rays, mammography, bone scanning, et cetera.

And these people are then ultimately, when necessary going to come to us for their advanced imaging MRI, CT and PET scanning as their doctors determine the needs for that. And the reason I want to underscore that is that I believe RadNet is rather unique, at least at the scale that we're at in offering the multi-modality approach, which has been a cornerstone of our strategy since RadNet came into being 30 years ago.

In California, it was primarily a driver of our capitation business, which needed to be a full service offering. So the fact that we can now do this is allowing more and more of these new enrollees to find their way into our centers, either directly from the payors or through the numerous medical groups that we have both fee-for-service and capitation agreements.

So I think this has caught us a little bit by surprise, the extent to which the enrollment has accelerated here and the conversations that we've now started to have directly with many of the larger payors here are one in which they are aggressively looking to RadNet to make certain that these patients can be handled in our outpatient centers and not be forced to go to the higher cost, more cumbersome hospitals throughout California.

Brian Tanquilut:     Just a follow-up to that, Howard, and this one I guess is for Mark. So if the growth is pretty good in that sort of routine bucket, so should we expect the margins going forward to come down. I know you had a pretty good margin quarter in Q1, but as that mix shifts a little more to that lower margin routine bucket, how should we think about your margins?

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Dr. Howard Berger:     I'll take that Brian. We think that our margins because of the systems that we have in place, even with the routine imaging procedures that we'd create very substantial margins on that business. Really the structure of RadNet and any provider that has the breadth of services is really about throughput. And because we've been so diligent in putting in our own IT system, our ability to handle large volumes with increasing efficiencies, keeps our margins very high even in the routine imaging procedures.

So it's not so much about the margin on any individual patient, it's our ability to continue to have workflow capabilities that allow us to see more patients per unit of time and keep those margins high even in the lesser paying routine imaging procedure. So kudos to my IT department and all that we're working on, because we're very focused on workflow efficiencies to help absorb these additional patient demands.

Brian Tanquilut:     Howard, you alluded to payors and how they're focusing on just cost and what you guys can do for them. So if you don't mind just touching on what your discussions are like today with payors as it relates to, whether it's partnerships, or what you can do? Obviously, hospital rates for imaging are much higher than yours. So is that an area where you could provide a solution or is this a foregone conclusion where the hospitals have gained share and it's hard to reverse that trend?

Dr. Howard Berger:     Well, the trend can be reversed, Brian, but it really has to come not just because the payors increase the network or number of providers, but it also has to come through efforts on the part of the payors to create plan design that will focus attention on educating their enrollees as well as directing them into places where they can save money.

So I think this is a combined effort, that we’re starting to have conversations with many of the payors in all of our markets, about how do we act together to provide access and transparency for their enrollees that will direct them into, not only lower cost solutions, but I think ultimately better quality medicine for outpatients than that what you're seeing in the hospital systems.

Brian Tanquilut:     And then, Howard, just last question for you. You've done the partnerships obviously with Kennedy, you've got Barnabas. So should we expect more than—I’ve asked you that in the past, but it seems like you guys are gaining traction there. But how do you balance that strategy with the fact that you're also trying to partner or work with the health plans to pull volumes away from the hospitals?

Dr. Howard Berger:     Very good question, Brian, that’s good insight. Most hospitals that are in competitive markets, recognize that there the disparity between the pricing at a hospital versus an outpatient center is not long-term sustainable. So I'll give a lot of credit to the hospitals in New Jersey, like Kennedy and Barnabas as well as the numerous partnerships that we have in Maryland that have recognized that they need to work together with somebody like RadNet and find ways to manage these patients in a more cost-effective environment or else all they're doing ultimately is inviting more competition themselves that will fill the void over a longer period of time, if that disparity continues. So I don't think this is something that you do in a vacuum.

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Good healthcare leaders in these systems recognize that there may be some short-term benefits for them, but long-term, not only is the disparity going to have to be somewhat lessened, but as some of the hospitals start thinking about things like population health and accountable care organizations, and where all the reimbursement may be changing regardless of their presence in a marketplace, they're going to need lots of access and lot of assistance in managing these lives in a cost effective way, so long-term thinkers are at the table now. Those that take longer to come to the same place are going to be I think laggards and suffer from lack of foresight.

Brian Tanquilut:     Got it, thanks.

Dr. Howard Berger:     Thanks, Brian.

Operator:     As a reminder, that’s star, one to ask a question.

Our next question is from Darren Lehrich with Deutsche Bank. Please go ahead.

Darren Lehrich:     Thanks. Good morning everybody. I wanted to ask a couple of questions here. First, I guess just on the Meaningful Use accrual that you had in the quarter. Can you just maybe talk a little bit about the timing of cash flow from the Meaningful Use payments? And just thinking about the $6 million that you've identified here, do you have any sense for the future attestations periods, are they going to come in any particular quarter or is that just a number that you think you can get to and it will come sort of ratably each year?

Mark Stolper:     Sure. Hi Brian, it’s Mark.

Dr. Howard Berger:     It’s Darren.

Mark Stolper:     Darren, sorry. Darren, the Meaningful Use, the way the incentives work is we qualify physicians, and based upon the timing of the qualification and the submission to CMS determines when we'd be eligible to receive funds, and how much funds for that particular physician.

So based upon the physicians that we've already qualified, and then the schedule of the rollout, the regional rollout of the eRAD RIS and PACS, which are the systems that qualify under these electronic health record directives, determines when and how much of this Meaningful Use money we will receive in the future.

Based upon our existing timeline and that which we've already accomplished, we are expecting to receive about $6 million over the next three years, so through—really in '18. And I think the best way to assume right now is that it would just occur ratably, so $2 million each for '15, '16, '17 would probably be the right way to put in your model. When during the year, in which quarter? At this point, we don't have any insight into.

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Dr. Howard Berger:     Let me just amplify on that. Darren, maybe a direct answer to your question. The accrual that we made in the first quarter, the majority of that money, probably about 80% of it has already been received.

Mark Stolper:     Yes. More than 80%, we received in April.

Dr. Howard Berger:     Right. It's not guesswork, because we know exactly what we were expecting and has indeed come through.

Darren Lehrich:     Great. Okay, and then, the number of physicians, approximately that relate to your Meaningful Use payments. Can you just give us a sense for that? And then just relative to the guidance, obviously you have upgraded it by 2 million, is that because of the Meaningful Use payments specifically or can you just clarify that?

Mark Stolper:     Sure, Darren. I'm just looking at a report here. Roughly 330 physicians will be qualified under Meaningful Use. So these are physicians that work with our affiliated Medicare (ph) groups as well as Beverly Radiology physicians.

Darren Lehrich:     And then, relative to just the guidance question, can you just confirm that?

Mark Stolper:     I think that the increase in the guidance was not necessarily reflective of the $1.8 million of additional Meaningful Use money. And by the way we don't necessarily believe that we're going to receive any more Meaningful Use money for the rest or the remainder of 2014.

But really the increase in the guidance reflects just similar confidence and encouragement around the business based upon seeing some of the stronger volumes that we experienced here in the first quarter as well as seeing those volumes continue on through April and really into May. So we're seeing—continuing to see stronger volumes from programs like Covered California and the other healthcare exchanges under the Affordable Care Act.

The other confidence that we have to increase the guidance levels comes from the fact that we have been able to achieve some of these cost savings initiatives under the original $30 million program, on a more accelerated basis. And then as we said in our prepared remarks, we've identified approximately $10 million of additional cost savings initiatives that we will be executing between now and the end of the year. And so we'll have some portion of that reflected in our 2014 numbers. So I think when you put all of that together, we just feel a little bit more confidence around our business.

Darren Lehrich:     Great, good. Now the other thing I just wanted to ask, and you gave us a little bit of a forward 12-months look here in terms of the free cash flow and how that walks down from what we think would be implied by the EBITDA. I mean it does seem like you might be pushing about $7 million of free cash flow in the next 12 months. Can you just maybe confirm that that's the right level and are there any working capital changes that we ought to be thinking about over the next year or so that might impede your ability to get to that kind of level?

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Mark Stolper:     Sure. I mean what we did was we've given a little bit more clarity or updated our viewpoints on certain metrics that would allow you to create your own free cash flow model over the next 12 months. One of which is we're going to be—we'll have the opportunity to spend less on capital expenditures.

So in the next 12 months we think we're going to be somewhere between $25 million and $35 million, and that's reflective of the fact that we have invested so aggressively over the last several years, spending to the tune of about $40 million a year on capital expenditures. And really, when we look at our fleet in our regional operations of equipment, they're pretty up-to-date and pretty cutting edge at this point.

We also by virtue of increasing our EBITDA guidance by a couple of million we’ll have some additional cash. And then by virtue of the new interest rate on our second lien term loan, which is about 2.3% lower than that, which existed under our senior unsecured note. So we've gotten from 10 3/8% down to 8%, and it will give us about another $5 million of free cash flow over the coming 12 months reflective of lower interest expense.

So when you put all those components together, we increased our free cash flow guidance for the year, and then it's even a little bit stronger than that, if you look at the next 12 months.

Darren Lehrich:     Great. Okay. Well nice job. Thanks again.

Mark Stolper:     Thank you.

Operator:     As a final reminder, that’s star, one to ask a question.. And it appears there are no further questions at this time. I'd like to turn the conference back to our speakers for any additional of closing remarks.

Dr. Howard Berger:     Thank you, Operator. Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue to endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next close call.

Operator:     That concludes today's conference. Thank you for your participation.

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